Exhibit 99.1

Alaska Communications Systems • 600 Telephone Avenue • Anchorage, AK 99503

Alaska Communications Systems:	ACS Investors:
Mary Ann Pease	Kirsten Chapman / David Barnard, CFA
VP Corporate Communications	Lippert/Heilshorn & Associates
(907) 297-3000	(415) 433-3777

mpease@acsalaska.com

david@lhai-sf.com

Alaska Communications Systems Announces

Closing of Tender Offers

ANCHORAGE, Alaska, February 10, 2005 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK) today announced the closing of the previously announced tender offers by its subsidiary, Alaska Communications Systems Holdings, Inc. (“ACSH”), for any and all of the $147,500,000 aggregate principal amount of outstanding 9 3/8% Senior Subordinated Notes due 2009 (CUSIP Nos. 011679AC1 and 0011679AA5) issued by ACSH and up to $59,350,000 aggregate principal amount of outstanding 9 7/8% Senior Notes due 2011 (CUSIP Nos. 011679AF4 and 011679AD9) issued by ACSH.  The tender offers expired at 9:00 a.m., New York City time, today.

Liane Pelletier, ACS president and chief executive officer, stated, “Closing these tender offers substantially completes a series of debt and equity transactions that have strengthened our financial position and significantly lowered our overall cost of capital.”

As of 9:00 a.m., New York City time, on February 10, 2005, ACSH had received tenders for $140,070,000 aggregate principal amount of the senior subordinated notes, representing approximately 95.0% of the outstanding senior subordinated notes, and $171,035,000 aggregate principal amount of the senior notes, representing approximately 96.3% of the outstanding senior notes, in each case, giving effect to the cancellation on February 1, 2005 of $4.35 million of the senior notes and $2.5 million of the senior subordinated notes that were previously repurchased on the open market by ACSH.

In accordance with the terms of the senior notes tender offer, the tender offer for the senior notes is subject to proration at a factor of 34.70% because tenders for more than $59,350,000 aggregate principal amount of senior notes were received.  Therefore, ACSH will purchase the principal amount of each holder’s tendered notes multiplied by the proration factor of 34.70% and rounded down to the nearest $1,000.

Holders of senior subordinated notes who validly tendered and did not withdraw their senior subordinated notes by 5:00 p.m., New York City time, on January 25, 2005, will receive total consideration for their senior subordinated notes of $1,046.88 per $1,000 principal amount of notes tendered by such time, which includes a consent payment of $30.00 per $1,000 principal amount of notes.  Holders of senior subordinated notes who validly tendered and did not withdraw their senior subordinated notes after 5:00 p.m., New York City time, on January 25, 2005 and before 9:00 a.m., New York City time, on February 10, 2005, will receive total consideration of $1,016.88 per $1,000 principal amount of notes.  This amount does not include the consent payment of $30.00 per $1,000 principal amount of notes.

Subject to proration, holders of senior notes who validly tendered and did not withdraw their senior notes by 5:00 p.m., New York City time, on January 25, 2005, will receive total consideration for their senior notes of $1,098.75 per $1,000 principal amount of notes tendered by such time. The total consideration consists of (1) $1,088.75 per $1,000 principal amount of the senior notes and (2) a consent payment of $10.00 per $1,000 principal amount of the senior notes.  All senior notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on January 25, 2005, that are not purchased due to proration will receive a consent payment of $10.00 per $1,000 principal amount. Subject to proration, holders who tendered (and did not withdraw) their senior notes after 5:00 p.m., New York City time, on January 25, 2005, but prior to the 9:00 a.m. on February 10, 2005, will receive total consideration of $1,088.75 per $1,000 principal amount of notes.  This amount does not include the consent payment of $10.00 per $1,000 principal amount of the senior notes.

As a result of the closing of the senior subordinated notes tender offer, the previously announced amendments to the indenture under which ACSH’s senior subordinated notes were issued became operative pursuant to the terms of the supplemental indenture, dated as of January 25, 2005.  The supplemental indenture governing ACSH’s senior notes became operative on February 1, 2005.

ACSH made the tender offers as part of a refinancing of a portion of its existing debt. ACSH is financing the tender offers with a portion of the term loan borrowings under its $380 million new senior secured credit facility, the proceeds of an approximately $75 million equity offering by ACS and cash on hand.

On February 1, 2005, ACSH issued a notice to redeem on March 3, 2005 all of its outstanding senior subordinated notes that were not tendered in the tender offer, in accordance with the indenture under which the senior subordinated notes were issued.

J.P. Morgan Securities Inc. and CIBC World Markets Corp. acted as the dealer managers and solicitation agents, and Global Bondholder Services Corp. acted as depositary, in connection with the tender offers and consent solicitations.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

This press release shall not constitute an offer to purchase or the solicitation of an offer to sell or a solicitation of consents with respect to the senior subordinated notes or the senior notes. The tender offers and consent solicitations may only be made in accordance with the terms of and subject to the conditions specified in the Offers to Purchase and Consent Solicitation Statements, dated January 12, 2005, and the related Letters of Transmittal and Consent, which more fully set forth the terms and conditions of the tender offers and consent solicitations.

Safe Harbor Statement

Statements about future results and other expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. A number of factors in addition to those discussed herein could cause actual results to differ materially from expectations. The company’s financial planning is affected by business and economic conditions and changes in customer order patterns. Any projections are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ACS. Important assumptions and other important factors, including risk factors, which could cause actual results to differ materially from those in the forward-looking statements, are specified in the company’s Form 10-K for the year ended December 31, 2003 and other filings with the SEC. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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